EXHIBIT 11





                                PLC SYSTEMS INC.
                   CALCULATION OF NET INCOME (LOSS) PER SHARE
                      (In thousands, except per share data)



                                  Three Months Ended      Six Months Ended
                                       June 30,               June 30,
                                  ------------------      ----------------
                                   1997       1996         1997      1996
                                  ------     ------       ------    ------

Weighted average number of
 common shares outstanding       16,632      16,441      16,021      16,246

Common stock equivalents (1)       --          --          --           968
                               --------    --------    --------    --------

 Shares used to compute net
 income (loss) per share         16,632      16,441      16,021      17,214

 Net income (loss)             $ (2,697)   $   (903)   $ (5,719)   $    374


 Net income (loss) per share   $  (0.16)   $  (0.05)   $  (0.36)   $   0.02



(1) The net loss per share is calculated using the weighted average number of shares outstanding during the period and does not include common stock equivalents as their inclusion would be antidilutive.